Exhibit 10.19

CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

LEASE AGREEMENT
BY AND BETWEEN
174 ROCHELLE LLC, Landlord
- and –
GREENLEAF COMPASSION CENTER, Tenant
Dated: December 19, 2019
Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

In consideration of the rents and covenants hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord the following described premises upon the following terms and conditions:
BASIC LEASE PROVISIONS

Date:	December 19, 2019

Property:	174 Route 17 North, Rochelle Park, New Jersey

Premises:
The premises consisting of approximately seven thousand, six hundred (7,600) square feet of Net Floor Area, being the premises crosshatched on Exhibit A and consisting of five thousand, two hundred (5,200) square feet of ground floor space and two thousand, four hundred (2,400) square feet of mezzanine space.

Landlord:	174 Rochelle LLC, a New Jersey limited liability company

Tenant:	Greenleaf Compassion Center, a New Jersey non-profit corporation

Tenant’s Trade Name:

Lease Term:	Ten (10) years (Section 2.01)

Commencement Date:	The date upon which Landlord shall deliver physical vacant, broom clean possession of the Premises to Tenant with Landlord’s Work (as hereinafter defined) substantially completed.

Rent Commencement Date:	Shall mean the date on which Tenant shall begin paying to Landlord the first month’s Rent, which shall be the earlier of (i) one hundred twenty (120) days from the execution of this Lease; (ii) receipt of all unappeallable municipal approvals necessary for the use of the Premises and the New Jersey Department of Health’s approval for the satellite dispensary as provided in Section 2.01(B); or (iii) an earlier date chosen by Tenant.

Expiration Date:	Ten (10) years from the last day of the month in which the Rent Commencement Date shall occur, unless earlier terminated in accordance with the terms hereof.

Lease Year:	The first Lease Year shall be the period commencing on the Rent Commencement Date and ending twelve (12) months after the last day of the month in which the Rent Commencement Date occurs, and each succeeding twelve (12) month period shall be a Lease Year.

Basic Rent:	Term Basic Rent: Basic Rent throughout the Term shall be payable as follows:

Lease Year	Annual Basic Rent	Monthly Basic Rent
1	$456,000.00	$38,000.00
2	$465,120.00	$38,760.00
3	$474,422.40	$39,535.20
4	$483,910.85	$40,325.90
5	$493,589.06	$41,132.42
6	$503,460.85	$41,955.07
7	$513,530.06	$42,794.17
8	$523,800.66	$43,650.06
9	$534,276.68	$44,523.06
10	$544,962.21	$45,413.52

Use of Premises:	The Premises shall be used for a medical marijuana dispensary and for no other use whatsoever.

Floor Area of Premises:	Approximately seven thousand, six hundred (7,600) square feet (Section 16.03)

Floor Area of Property:	Approximately Twenty Six Thousand (26,000) square feet of building area (as of the date of this Lease, subject to change pursuant to Section 13.01)

Security Deposit:	$456,000.00. (Section 15.01)

Real Estate Broker:	None. (Section 16.09)

Address and Email for Notices:	To Landlord:

174 Rochelle LLC [REDACTED] [REDACTED] Email: [REDACTED]

With a Copy to:

174 Rochelle LLC [REDACTED] [REDACTED]

And:

Joseph L. Basralian, Esq. Winne, Banta, Basralian & Kahn, P.C. Court Plaza South – East Wing 21 Main Street, Suite 101 P. O. Box 647 Hackensack, New Jersey 07601-0647 Email: jbasralian@winnebanta.com

To Tenant:

Greenleaf Compassion Center 395 Bloomfield Avenue Montclair, New Jersey 07042 Attention: Email:

With copy to:

James DiGiulio, Esq. O’Toole Scrivo, LLC Cedar Grove, New Jersey 07928 Email: jdigiulio@oslaw.com
All notices from one party to another hereunder shall be in writing and sent by United States mail registered or certified, postage prepaid, sent by a nationally recognized delivery service which affords receipted delivery or sent by electronic transmission with a copy sent by first class mail. Any notice so given shall be deemed given (i) on the date of delivery if given via commercial delivery service (unless such date is a weekend or a holiday in which event such notice shall be deemed given on the next business day) (ii) on the date of receipt or rejection, if sent via certified or registered mail, (iii) on the Business Day next succeeding the date upon which such notice is given to any nationally recognized overnight courier or (iv) immediately upon delivery and confirmation of receipt if sent by electronic transmission. Either party may by written notice to the other specify a different address for notice purposes.

Address for Rent Payments:	174 Rochelle LLC [REDACTED] [REDACTED]

Tenant’s Proportionate Share:	[***]%
The Basic Lease Provisions are an integral part of this Lease and each reference in this Lease to any of the Basic Lease Provisions shall be construed to incorporate all of the terms provided under each such Basic Lease Provision. In the event of any conflict between any Basic Lease Provision and the balance of the Lease, the latter shall control. References to specific sections are for convenience and designate only certain of the sections where references to the particular Basic Lease provisions appear.
ARTICLE I
Premises
Section 1.01. Premises Defined. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord those certain Premises defined in the Basic Lease Provisions more particularly described on Exhibit A and wherein the Premises are crosshatched, for the Term, at the rental, and upon all of the conditions and agreements set forth herein.

ARTICLE II
Term
Section 2.01. Length of Term and Rent Commencement Date. (A) The Tenant shall commence the payment of Basic Rent and Additional Rent on the Rent Commencement Date (as herein defined) and the Term of this Lease shall be for the period specified as the Term in the Basic Lease Provisions commencing on the Rent Commencement Date and expiring at the end of such Term (unless sooner terminated pursuant to the provisions hereof).
(B)If, for any reason whatsoever (without extension due to Force Majeure), receipt of all unappeallable municipal approvals necessary for the use of the premises and the New Jersey Department of Health’s approval for the satellite dispensary does not occur on or prior to one hundred twenty (120) days from the execution of this Lease, ``either party may cancel this Lease upon notice to the other. In such event, this Lease and related documents, including the Limited Recourse Promissory Note and Mortgage, Security Agreement, Assignments of Leases and Rents and Fixture Filing entered into by the parties, shall be deemed cancelled, all sums deposited by Tenant with Landlord shall be returned (provided that Tenant shall not then be in default), and thereafter, neither party shall have any further rights or obligations hereunder. The right to terminate shall be absolute and may be exercised unilaterally by either party prior to the occurrence of the Rent Commencement Date, provided, however, in the event Landlord terminates this Lease, Tenant may elect within five (5) days of Landlord’s termination notice to commence payment as provided herein, in which case this Lease shall remain in full force and effect.
(C)In the event that Landlord violates the exclusivity provisions set forth in Exhibit F of this Lease, Tenant shall have the unilateral right to terminate this Lease Agreement subject to the provisions of this Section 2.01(B). Tenant shall also have the right to exercise all available options at law or equity in addition to any rights set forth in this Lease Agreement and such rights shall be deemed cumulative and not sole and exclusive. The parties each agree to use commercially reasonable efforts to satisfy the respective subject conditions.
ARTICLE III
Rent
Section 3.01. Basic Rent. Tenant shall pay Landlord the Basic Rent for the Term as stated in the Basic Lease Provisions (with the Basic Rent payable in such amounts during each Lease Year as reflected in the Basic Lease Provisions). The Term Basic Rent shall be payable in monthly installments as set forth in the Basic Lease Provisions for each full calendar month during the Lease Term. Basic Rent shall be payable in advance upon the first day of each calendar month without any counterclaim, deduction or offset except as set forth herein. The Basic Rent and Additional Rent for any fractional part of a calendar month at the beginning or end of the Lease Term, as applicable, shall be paid as a proportionate part of the Basic Rent and Additional Rent for the corresponding full calendar month. All sums payable to Landlord other than Basic Rent shall be considered “Additional Rent”, for the nonpayment of which Landlord shall have the same remedies as for nonpayment of Basic Rent. All payments of Rent and/or Additional Rent shall be made by wire transfer or ACH payment.
ARTICLE IV
Taxes
Section 4.01. Real Property Taxes. Commencing on the Rent Commencement Date and on the first day of each month during the Lease Term thereafter, Tenant shall pay to Landlord as Additional Rent, in advance, an amount obtained by dividing by twelve (12) Tenant’s Proportionate Share of the Real Property Taxes. If, on the first day of the month in question, the amount of any tax payable during the then current calendar year shall not have been determined by the taxing authority, then the Real Property Taxes then payable by Tenant shall be based on the amount of the corresponding tax for the immediately preceding tax year subject to immediate adjustment when the amount of such tax shall be determined and billed by Landlord, in which event Tenant shall pay the amount required to be paid as a result of said adjustment within thirty (30) days following Tenant’s receipt of a bill therefor. Notwithstanding the foregoing, (i) as to any special assessments which may be paid in annual installments, only the amount of such annual installment (with appropriate proration for any partial year) shall be included within the computation of Tenant’s Proportionate Share of the Real Property Taxes for any particular year, and if such assessment may not be paid in installments, Tenant shall only be responsible for Tenant’s Proportionate Share of the amortized portion, based on the useful life of the improvement under New Jersey Law and the remaining term of the Lease, including any exercised renewal options; (ii) Tenant shall not be responsible for any future rent tax and (iii) Tenant shall not be responsible for any fines, penalties or late fees for the late payment of Real Estate Taxes by Landlord. .
Section 4.02. Definitions. The term “Real Property Taxes” shall include all taxes, assessments, and governmental charges levied upon or with respect to the real property and improvements (or any future tax levied in lieu of or in addition to Real Property Taxes) on the Property, or any other tax, or such other actual and reasonable out-of-pocket costs and fees incurred by Landlord in contesting all taxes and/or negotiating with any public authorities with respect thereto; provided, however, that the term "Real Property Taxes” shall not include any franchise, estate, inheritance, succession, capital levy, gift, transfer, rent, excise, unincorporated business, sales, utility, mortgage, estate, net income or excess profits taxes imposed upon Landlord, nor shall it include any assessment imposed as a result of the development and construction of the Property and/or the Premises or any special assessments levied against another tenant or occupant in the Property due to improvements made by such other tenant or occupant, or any penalties, late charges or interest incurred by reason of Landlord’s failure to make timely payment of Real Property Taxes.
Section 4.03. Personal Property Taxes. Tenant shall pay before delinquency all personal taxes and assessments on the furniture, fixtures, equipment and other property of Tenant located in the Premises and on additions and improvements in the Premises belonging to Tenant.

Section 4.04. Reconciliation. Landlord shall, after the end of each calendar year, furnish to Tenant a statement (which statement shall include a copy of the relevant quarterly Real Estate Tax bill or bills) of the actual amount of Tenant’s Proportionate Share for the preceding calendar year. If the amount paid by Tenant hereunder is less than the actual amount of Tenant’s Proportionate Share for said calendar year, Tenant shall, within thirty (30) days after receipt of Landlord’s statement, pay to Landlord the deficiency. If the amount paid by Tenant hereunder exceeds the actual amount of Tenant’s Proportionate Share for said calendar year, such excess shall be credited against the next monthly installment or installments of Tenant’s Proportionate Share due from Tenant to Landlord hereunder, or shall be refunded to Tenant if such excess relates to the calendar year in which the Lease Term expires.
ARTICLE V
Conduct of Business by Tenant
Section 5.01. Use of Premises. Tenant shall use the Premises for the purpose stated in the Basic Lease Provisions and for no other purpose. In addition, Tenant further covenants and agrees that it will not use or suffer or permit any person or persons to use the Premises or any part thereof in violation of the laws, ordinances, regulations and requirements of the State, County and City where the Property is situated, or other lawful authorities. Tenant shall obtain all permits and/or approvals required for the purposes stated in the Basic Lease Provisions.
Section 5.02. Restrictions on Use. (A) Tenant shall not use or permit the Premises to be used for any purpose other than that set forth in Section 5.01, and shall comply promptly with all present and future applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Premises. Tenant shall not use or permit the use of the Premises in any manner that will create a nuisance or unreasonably disturb other tenants or occupants of the Property.
(B)Tenant shall comply at all times with the Rules and Regulations attached to this Lease as Exhibit B and such amendments and modifications thereof and additions thereto as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Property or the preservation of good order therein; provided, however no modifications to the Rules and Regulations shall, to more than a de minimus extent, (i) increase Tenant’s obligations or decrease Tenant’s rights, or (ii) increase Landlord’s rights or decrease Landlord’s obligations. Landlord shall not be liable to Tenant for the failure of any tenant or other person to comply with such Rules and Regulations. Rules and Regulations promulgated by Landlord shall be on reasonable notice to Tenant and enforced in a non-discriminatory manner. In the event of a conflict between the Rules and Regulations and this Lease, the provisions of this Lease shall control.
(C)Tenant shall indemnify and hold Landlord and its members and employees harmless from and against any and all costs, expenses, damages, fines, penalties and amercements of any and every kind whatsoever, suffered or incurred by any of them by reason of the conduct of the use permitted hereunder at the Premises, including, without limitation, any forfeiture.

ARTICLE VI
Maintenance, Repairs and Alterations
Section 6.01. Landlord’s Obligations. (A) Subject to the provisions of Article VIII hereof, Landlord shall during the Term of this Lease keep in first-class order, condition and repair the foundations, exterior walls (excluding the interior surface of exterior walls and excluding all windows, doors, plate glass and showcases), downspouts, gutters and roof of the Premises, and other structural portions of the Premises, and Property plumbing, electrical, mechanical, and sprinkler systems (only to the point of connection to the Premises) except for reasonable wear and tear; provided, however, that Landlord shall have no obligation to repair until a reasonable time after the receipt by Landlord of notice of the need for repairs. Tenant shall reimburse Landlord for the actual out-of-pocket cost thereof within thirty (30) days following Tenant’s receipt of an invoice for such work, said costs to be allocated as provided in Section 13.05. Tenant agrees that it will promptly notify Landlord of the need for any such repair after Tenant becomes aware of same. Tenant waives the provisions of any law permitting Tenant to make repairs at Landlord’s expense. Notwithstanding anything to the contrary in this Lease, there is reserved to Landlord the use of the exterior walls and roof and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires through the Premises in locations which will not materially interfere with Tenant’s use thereof, at Landlord’s sole cost and expense. Landlord, at its sole cost and expense, shall repair all damage caused to the Premises as the result of the foregoing work performed by Landlord.
(B)Landlord shall also repair and maintain the Common Areas of the Property, including, but not limited to, the roof, the foundation, exterior walls, the structural portions of the Property and any load-bearing interior walls, the public portions of the Property interior and the Property’s common plumbing (including water and waste lines), electrical, mechanical, elevator, sprinkler, security systems and monitoring, fire command, life safety and heating system. Tenant shall reimburse Landlord for Tenant’s Proportionate Share of all costs and expenses paid or incurred by Landlord for the maintenance and repair of the Common Areas of the Property, in accordance with the provisions of Section 13.05 herein (unless the same is required as a result of Landlord’s gross negligence or willful misconduct, in which case such costs shall be incurred solely by Landlord), except that if the repair or replacement so required is extraordinary or generally non-reoccurring and such repair is caused by Tenant’s negligence or willful misconduct, then Tenant shall reimburse Landlord for the cost thereof within thirty (30) days following an invoice for such work. Such costs shall exclude partial or complete restoration necessitated by casualty, but shall include Landlord’s cost of insuring the Premises as provided in Section 7.03 hereof. Notwithstanding anything to the contrary herein, Tenant shall not be responsible for reimbursing Landlord for any costs and expenses incurred by Landlord for the maintenance and repair of the Common Areas of the Property solely resulting from the negligence or misconduct of any other tenant or occupant of the Property. Except as amortized over the useful life thereof, Tenant shall not be responsible for capital repairs or improvements to the Property.
Section 6.02. Tenant’s Obligations. (A) Subject to the provisions of Article VIII hereof and Section 6.01 of this Article VI, Tenant shall during the Term of this Lease keep in first-class order, condition and repair, and where necessary, replacement, the Premises and every part thereof, including, without limiting the generality of the foregoing for replacement, all windows, doors, plumbing, heating, air conditioning, ventilating, electrical and lighting facilities and equipment within, in each case, from the point of connection to the Premises, fixtures, interior walls and interior surface of exterior walls, ceilings (but not the structural elements of the roof), plate glass, showcases, skylights, entrances and vestibules located within the Premises. During the term hereof, Tenant shall keep in full force and effect a full service contract with Landlord’s HVAC contractor to service such systems and shall provide Landlord with a copy thereof and all renewals.
(B)If Tenant fails to perform its obligations under this Section 6.02, Landlord may at its option, after thirty (30) days’ notice to Tenant (except in an emergency when a shorter notice, or no notice, need be given), enter upon the Premises and put the same in good order, condition and repair and the cost thereof shall become due and payable as Additional Rent by Tenant to Landlord within thirty (30) days after written demand.
(C)On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as when received, ordinary wear and tear and damage by fire, the elements or any other cause beyond the control of Tenant excepted.
Section 6.03. Alterations and Additions. (A) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, make any alterations, improvements or additions to either the interior or exterior of the Premises or to fixtures installed therein in accordance with approved fixture plans. Notwithstanding the foregoing, Tenant shall not require the consent of Landlord to undertake any alterations, improvements or additions, which do not affect the structure, the mechanical, plumbing or electrical systems, the total cost of which does not exceed [***] ($[***]) Dollars in the aggregate in any single twelve (12) month period. As used herein, structure shall mean the demising walls, the exterior walls, the load bearing walls, the slab, the roof and the foundation.
(B)All alterations, improvements, additions or fixtures other than trade fixtures not permanently affixed to the Premises, which may be made or installed in the Premises and which are attached to the floor, wall or ceiling of the Premises, shall be the property of Landlord and, at the expiration or termination of this Lease shall remain upon and be surrendered with the Premises. Any floor covering which is cemented or otherwise affixed to the floor of the Premises shall be the property of the Landlord.
Section 6.04. Landlord’s Right of Access. Landlord and its agents shall have access to the Premises during reasonable business hours upon at least twenty-four (24) hours prior notice (which, notwithstanding the terms of the Basic Lease Provisions, may be given solely by telephone or electronic mail) to Tenant except in the case of emergencies, for the purpose of examining the same to ascertain if it is in good repair, making reasonable repairs which Landlord may be required or permitted to make hereunder and exhibiting the same to prospective purchasers or tenants (which exhibition shall only occur in the last six (6) months of the Term).

Section 6.05. Cleanliness; Waste and Nuisance. Tenant shall keep the Premises at all times in a neat, clean and sanitary condition, shall neither commit nor permit any waste or nuisance thereon, and shall keep the walks and corridors adjacent thereto free from Tenant’s waste or debris.
ARTICLE VII
Insurance; Indemnity
Section 7.01. Liability Insurance – Premises. Tenant shall at all times during the Term hereof and at its sole cost and expense maintain in effect (a) Workers’ Compensation in such amounts as required by applicable law and Employer’s Liability Insurance for at least [***] ($[***]) Dollars (and Landlord acknowledges that Landlord will not be named as an additional insured in connection therewith); (b) Commercial General Liability Insurance (containing a contractual liability endorsement with respect to Tenant’s indemnity pursuant to Section 7.06 hereof) naming Landlord and its fee mortgagee as additional insureds to include personal injury, bodily injury, property damage, products and completed operations liability, in a combined single limit of not less than [***] ($[***]) Dollars per occurrence and [***] ($[***]) Dollars general aggregate; and (c) owned and hired automobile liability insurance in the amount of [***] ($[***]) Dollars. Said insurance shall be primary insurance as respects Landlord and not participating with any other available insurance. In no event shall the limits of said policies be considered as limiting the liability of Tenant under this Lease. The minimum limits specified above are the minimum amounts required by Landlord and may be reasonably revised by Landlord from time to time to meet changed circumstances, including without limitation (w) changes in the purchasing power of the dollar, (x) changes indicated by the amount of plaintiffs’ verdicts in personal injury actions in the State of New Jersey, (y) changes consistent with the insurance requirements contained in leases for space within the Property entered into by Landlord after the date of this Lease, or (z) changes consistent with the standards required by landlords of other similar properties located in the State of New Jersey with similar uses.
Section 7.02. Property Insurance – Fixtures and Equipment. (A) Tenant shall at all times during the Term hereof, and at its cost and expense, maintain in effect policies of special form causes of loss property insurance covering (i) its leasehold improvements, fixtures, windows, doors, equipment, inventory and other personal property located at the Premises, in an amount not less than full replacement cost (without regard to depreciation), together with insurance against sprinkler damage and differences in conditions, and (ii) all plate glass at the Premises.
(B)The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the fixtures, equipment and plate glass so insured. Landlord and its fee mortgagee shall be named insureds as their interests may appear and as co-loss payees with respect to the insurance required in this Section 7.02.
Section 7.03. Property Insurance – Premises. Landlord may during the Term hereof maintain in effect a policy or policies of special form causes of loss property insurance covering the Premises, inclusive of all improvements, together with insurance against sprinkler damage, differences in conditions, business income coverage (including lost Basic Rent and Additional Rent for a period of not less than twelve (12) months), flood, earthquake damage increased cost to rebuild and changes in ordinance. Such insurance shall be deemed a “Common Area Cost” and shall be paid for in accordance with Section 13.05 hereof.
Section 7.04. Insurance Policies. All insurance required to be carried by Tenant hereunder shall be with companies, on forms and with a loss payable endorsement reasonably satisfactory to Landlord and copies of policies of such insurance or certificates evidencing such insurance shall be delivered to Landlord by Tenant. No such policy shall be cancelable or modified except after ten (10) days’ written notice to Landlord. All insurers shall have A.M. Best Key Ratings of at least A/IX and shall be licensed to write insurance in the State of New Jersey.
Section 7.05. Waiver. Landlord and Tenant each hereby waives any and all rights of recovery against the other or against the officers, members, managers, employees, agents, representatives, customers and business visitors of such other party, for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under the form of property insurance policy required to be carried hereunder with all permissible extension endorsements covering additional perils or under any other policy of insurance carried by such waiving party in lieu thereof. Each insurance policy carried by the Tenant (excluding Workers’ Compensation) and insuring the Premises and its fixtures and contents against loss by fire, water and causes covered by the property insurance policy that Tenant is required to carry hereunder, shall be written in such a manner as to provide that the insurance company waives all right of recovery by way of subrogation against the parties enumerated in the first (1st) sentence of this Section 7.05 in connection with any loss or damage covered by such policies. Tenant shall obtain and furnish evidence to Landlord of the waiver of subrogation by Tenant’s property insurance carrier and by Tenant’s workers’ compensation carrier of any right of subrogation against the parties enumerated in the first (1st) sentence of this Section 7.05.
Section 7.06. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord from and against any liability or expense including reasonable counsel fees and costs of litigation, for any damage or injury to persons or property in or about the Property which may result from the use or occupation of the Premises by Tenant, its agents, employees, contractors, or invitees or any default by Tenant under this Lease under this Lease. Landlord shall indemnify, defend and hold harmless Tenant from and against any liability or expense including reasonable counsel fees and costs of litigation, for any damage or injury to persons or property in or about the Property which may result from the acts or omissions of Landlord, its agents, employees, contractors, or invitees or any default by Landlord under this Lease.
Landlord hereby indemnifies and agrees to defend and hold Tenant, its employees or agents, harmless from and against any and all claims, suits, proceedings, actions, causes of action, responsibility, liabilities, payments, demands and expenses (including attorney’s fees) in connection with or arising from acts or omission with respect to the Common Areas, except to the extent caused by Tenant or its partners, shareholders, members, officers, directors, employees, agents, invitees or contractors.

Notwithstanding anything to contrary in any other section of this Lease, Landlord and Tenant hereby acknowledge and agree that (i) each party will, to the fullest extent possible, be required to make a claim under insurance carried or required to be carried by such party under this Lease before asserting a claim for indemnification against the other party under this Section 7.06 (it being acknowledged and agreed by Landlord and Tenant that claims for indemnification against the other party under this Section 7.06 shall be limited to claims not covered by insurance maintained by the party seeking to assert a claim for indemnification) and (ii) nothing herein shall in any way diminish or impair the mutual waiver of subrogation provisions set forth above, which shall be paramount and controlling.
Section 7.07. Exculpation of Landlord. Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Premises caused or resulting from any action or omission by third parties other than Landlord’s employees, agents and contractors. Tenant covenants and agrees to make no claim against Landlord for any such loss, damage or injury resulting from the actions or omissions of third parties other than Landlord’s employees, agents and contractors.
Section 7.08. Certificates of Insurance. Tenant shall deliver to Landlord, on or before the Commencement Date and at least ten (10) days prior to the expiration of any such policy, certificates of insurance (Acord 25 with respect to liability coverage and ACORD 28 with respect to property insurance, or their equivalent) including an endorsement, to the extent available, that such insurance may not be canceled or modified (as to any decrease in the level of insurance or coverage that Tenant is required to carry pursuant to the terms of this Lease), except on ten (10) days’ prior written notice to Landlord and any designees of Landlord. In addition to the certificates of insurance, Tenant shall, on request, provide evidence reasonably acceptable to Landlord that Landlord and its fee mortgagee is an additional insured or an insured as its interest may appear and a co-loss payee under the insurance policies.
Section 7.09. Compliance. Tenant shall, at its own cost and expense, comply with all of the reasonable rules and regulations of Landlord’s insurance company, as well as any fire insurance rating organization and other similar bodies having jurisdiction over the Premises. Tenant shall not do nor fail to do anything that will permit the issuer of any insurance policy required to be carried hereunder to disclaim liability or coverage under such policy.
ARTICLE VIII
Repairs and Restoration
Section 8.01. Insurance or Minor Damage. Subject to the provisions of Section 8.03, if at any time during the Term hereof the Premises is destroyed or damaged and either (a) such damage is not “substantial” as that term is hereinafter defined, or (b) such damage was caused by a casualty required to be insured against under Section 7.03, Landlord shall commence the repair of such damage within sixty (60) days following the receipt of insurance proceeds, subject to extension for reasons of Force Majeure, and shall proceed with due diligence to complete such repair, at Landlord’s expense and this Lease shall continue in full force and effect. If the proceeds of insurance are not available in a sufficient amount, or if the damage was not required to be insured, then Landlord may elect to cancel the Term of this Lease.
Section 8.02. Major Damage. Subject to the provisions of Section 8.03, if at any time during the Term hereof the Premises is destroyed or damaged and if such damage is “substantial” as that term is hereinafter defined, and if such damage was caused by a casualty not required to be insured against under Section 7.03, then Landlord may at its option either (a) commence the repair of such damage within sixty (60) days following the receipt of insurance proceeds, subject to extension for reasons of Force Majeure, and shall proceed with due diligence to complete such repair, at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (b) cancel and terminate this Lease as of the date of the occurrence of such damage, by giving Tenant written notice of its election to do so within sixty (60) days after the date of occurrence of such damage; provided, however, that Landlord shall only terminate this Lease if all other leases at the property similarly damaged all also terminated by Landlord.
Section 8.03. Damage Near End of Term. If the Premises are destroyed during the last twelve (12) months of the Term of this Lease and the estimated cost of repair exceeds ten (10%) percent of the Basic Rent then remaining to be paid by Tenant for the balance of the Term, either party may, at their option, cancel and terminate this Lease as of the date of this occurrence of such damage by giving written notice to the other party of its election to do so within thirty (30) days after the date of occurrence of such damage. If neither party shall so elect to terminate this Lease, the repair of such damage shall be governed by Section 8.01 or Section 8.02, as the case may be.
Section 8.04. Abatement of Rent; Tenant’s Remedies. (A) If the Premises is destroyed or damaged and this Lease is not terminated, Tenant shall continue the operation of its business in the Premises to the extent reasonably practicable in Tenant’s reasonable judgement, and the Basic Rent and Additional Rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. Tenant shall have no claim against Landlord for any damage suffered by Tenant by reason of any such damage, destruction, repair or restoration. For clarity, commencing on the date of a casualty until substantial completion of the restoration, the Basic Rent and Additional Rent shall be abated (or such portion thereof that Tenant cannot occupy).
(B)If Landlord shall be obligated to repair or restore the Premises under the provisions of this Article VIII and shall not commence such repair or restoration within sixty (60) days after such obligation shall accrue, subject to extension for reasons of Force Majeure, Tenant may at its option cancel and terminate this Lease, as its sole and exclusive remedy against Landlord, as of the date of occurrence of such damage by giving Landlord written notice of its election to do so at any time prior to the commencement of such repair or restoration.
Section 8.05. Reconstruction of Improvements. In the event of any reconstruction of the Premises under this Article VIII, Landlord shall reconstruct the Premises as the same existed at the Commencement Date and the Tenant will be responsible for reconstructing its Tenant installations. Notwithstanding that all reconstruction work shall be performed by Landlord’s contractor unless Landlord shall otherwise agree in writing, Landlord’s obligation to reconstruct the Premises shall be only to the extent of leasehold improvements as originally constructed as of the Commencement Date except for any connecting corridor or passage; Tenant, at its sole cost and expense, shall be responsible for the repair and restoration and the replacement of its stock in trade, trade fixtures, furniture, furnishings and equipment. Tenant shall commence the installation of fixtures, equipment and merchandise hereof promptly upon delivery to it of possession of the Premises and shall diligently prosecute such installation to completion.
Section 8.06. Definitions. (A) For the purpose of this Article, “substantial” damage to the Premises shall be deemed to be damage, the estimated cost of repair of which exceeds one- fifth (1/5) of the then estimated replacement cost of the Property of which the Premises is a part.
(B)The determination in good faith by a New Jersey licensed general contractor selected by Landlord of the estimated cost of repair of any damage and/or of the estimated replacement cost of the Property shall be conclusive for the purpose of this Article.
Section 8.07. Substantial Damage to Property. In the event of substantial damage to the Property at any time during the Term hereof, regardless of whether or not the Premises is affected thereby, then Landlord may, at its option, either (a) commence the repair of such damage within ninety (90) days following the receipt of insurance proceeds, subject to extension for reasons of Force Majeure, and proceed with due diligence to complete such repair, at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (b) cancel and terminate this Lease as of the date of the occurrence of such damage, by giving Tenant written notice of its election to do so within sixty (60) days after the date of occurrence of such damage. As used in this Section 8.07, substantial damage to the Property shall mean damage to the Property where the estimated cost of repair to said Property exceeds one-sixth (1/6) of the then estimated replacement cost of the Property.
ARTICLE IX
Assignment and Subletting
Section 9.01. Approval. Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease, in whole or in part, nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises, without the prior written consent of Landlord in each instance pursuant to the terms herein. In the event Landlord consents to a proposed assignment or sublease, and notwithstanding the provisions of Section 9.02, Tenant shall submit to Landlord in writing (1) the name of the proposed assignee or sublessee, (2) such information as to its financial responsibility and standing as Landlord may reasonably require, (3) a resume outlining the proposed assignee’s or sublessee’s previous operating experience, and (4) all of the terms and conditions upon which the proposed assignment or subletting is to be made. This Lease may not be assigned by operation of law. Any purported assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Under no circumstances may Tenant sublet any portion of the Premises.
In no event shall the proposed assignee or sublessee change the Use of Premises defined in Section 5.01.

Section 9.02. Landlord Consent. (A) Tenant shall not, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), mortgage or encumber its interest in this Lease, in whole or in part; sublet, or permit the subletting of the Premises or any part thereof, or permit the Premises or any part thereof to be occupied or used by any person other than Tenant. Any consent by Landlord to any such assignment, transfer, or subletting shall in no event be construed to relieve Tenant from obtaining the prior consent of Landlord to any other or further such assignment, transfer or subletting.
(B)Except as specifically set forth above, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.
Section 9.03. Bonus Rental. If Tenant receives rent or other consideration for any assignment or sublease in excess of the Basic Rent or, in the case of the sublease of a portion of the Premises, in excess of such Basic Rent that is fairly allocable to such portion, as determined by Landlord, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay an amount equal to [***] percent ([***]%) of such excess to Landlord promptly following receipt thereof by Tenant of the difference between each such payment of rent or other consideration and the Basic Rent required hereunder (but after first subtracting Tenant’s reasonable brokerage fees and alteration costs in connection with such sublease or assignment).
Section 9.04. Scope. If (a) this Lease is assigned, (b) any part of the underlying beneficial interest of Tenant or any Guarantor is transferred or (c) the Premises or any part thereof is sublet or occupied by anyone other than Tenant, Landlord may collect Basic Rent and Additional Rent from the assignee, subtenant or occupant and apply the net amount collected to the Basic Rent and Additional Rent herein required and apportion any excess rent so collected in accordance with the terms of Section 9.03; provided that no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of this assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.
Section 9.05. Costs and Fees. In connection with each requested assignment or sublease, Tenant shall pay to Landlord as reimbursement to Landlord for Landlord’s out-of- pocket costs and expenses, an amount not to exceed [***] ($[***]) Dollars.

ARTICLE X
Eminent Domain
Section 10.01. Entire or Substantial Taking. If the entire Premises, or so much thereof as to make the balance not reasonably adequate for the conduct of Tenant’s business notwithstanding restoration by Landlord as hereinafter provided, shall be taken under the power of eminent domain, this Lease shall automatically terminate as of the date on which the condemning authority takes possession. If a portion of the Property is taken under the power of eminent domain such that, in Landlord’s reasonable judgment, the remainder cannot be economically operated, Landlord may cancel this Lease on notice to Tenant, regardless of whether or not said taking includes all or part of the Premises. If forty (40%) percent or more of the Property is taken under the power of eminent domain, Tenant may cancel this Lease on notice to Landlord, regardless of whether or not said taking includes all or part of the Premises.
Section 10.02. Partial Taking. In the event of any taking under the power of eminent domain which does not so result in a termination of this Lease, the Basic Rent and Additional Rent payable hereunder, as well as Tenant’s Proportionate Share, shall be reduced, effective as of the date on which the condemning authority takes possession, in the same proportion which the Floor Area of the portion of the Premises taken bears to the Floor Area of the entire Premises prior to the taking. Landlord shall promptly at its expense, but only to the extent of so much of the award as is attributable to the Premises, restore the portion of the Premises not so taken to as near its former condition as is reasonably possible, and this Lease shall continue in full force and effect.
Section 10.03. Awards. Any award for any taking of all or any part of the Premises under the power of eminent domain shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for taking of the fee. Nothing contained herein, however, shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any award to Tenant for loss of or damage to Tenant’s trade fixtures and removable personal property or for moving expenses or any other damages available to Tenant that do not limit Landlord’s awards.
Section 10.04. Sale Under Threat of Condemnation. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article.
ARTICLE XI
Utility Services
Section 11.01. Utility Charges. Electricity and gas shall be separately metered and Tenant shall be solely responsible for the payment of the same. If any such charges are not paid when due, Landlord may pay the same, and any amount so paid by Landlord shall become due to Landlord from Tenant as Additional Rent within ten (10) days after Landlord provides Tenant with notice and evidence that such amount was paid by Landlord. Water and sewer are not separately metered and such charges shall be included in the common area costs.
Section 11.02. Furnishing of Services. If Landlord shall elect to furnish any utility services to the Premises, Tenant shall purchase its requirements thereof from Landlord so long as the rates charged therefor by Landlord do not exceed those which Tenant would be required to pay if such services were furnished it directly by a public utility.
Section 11.03. Interruption of Service. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished the Premises, unless Landlord has failed to fully restore such service after a reasonable time after written notice from Tenant of the existence of such problems with utility service; provided, however, no such failure or interruption shall entitle Tenant to terminate this Lease, Tenant’s remedies being limited to abatement or equitable reduction of Basic Rent hereunder.
Section 11.04. Electric Deregulation. If permitted by law, Landlord shall have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the current electric service provider.
Tenant shall reasonably cooperate with Landlord, the current electric service provider, and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the current electric service provider, and any Alternate Service Provider reasonable access to the Property’s electric lines, feeders, risers, wiring, and any other machinery within the Premises upon at least twenty-four (24) hours prior notice (which, notwithstanding the terms of the Basic Lease Provisions, may be given solely by telephone or electronic mail) except in the case of emergencies.
ARTICLE XII
Defaults; Remedies
Section 12.01. Defaults. The occurrence of any one or more of the following events beyond all applicable notice and cure periods shall constitute a default hereunder by Tenant:
(A)Intentionally omitted.
(B)The failure by Tenant to make any payment of Basic Rent or Additional Rent required to be made by Tenant hereunder, as and when due.
(C)The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in (A) or (B) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under N.J.S.A. 2A:18-53 et seq.; provided further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and diligently pursue the completion of such cure.
(D)(i) The making by Tenant or any Guarantor of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant or any Guarantor of a petition to have Tenant or Guarantor adjudged a bankrupt for a petition for reorganization or arrangement under any law existing to bankruptcy (unless, in the case of a petition filed against Tenant or Guarantor, the same is dismissed within ninety (90) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within ninety (90) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within ninety (90) days.
Section 12.02. Remedies. (A) If, during the Term, any one or more of the acts or occurrences enumerated in Section 12.01 (any one of such occurrences or acts existing beyond all applicable notice and cure periods being hereinafter called an Event of Default) shall happen, then, and in any such event, and during the continuance thereof, the Landlord may, at its option, then or thereafter while any such Event of Default shall continue and notwithstanding the fact that the Landlord may have any other remedy hereunder or at law or in equity, by notice to the Tenant, designate a date, not less than ten (10) days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date the Term of this Lease and the estate hereby granted shall expire and terminate upon the date specified in such notice with the same force and effect as if the date specified in such notice was the date hereinbefore fixed for the expiration of the Term of this Lease, and all rights of the Tenant hereunder shall expire and terminate, but the Tenant shall remain liable as hereinafter provided. Additionally, Tenant agrees to pay, as Additional Rent, all actual out-of-pocket attorney’s fees and other expenses incurred by the Landlord in enforcing any of the obligations under this Lease, this covenant to survive the expiration or sooner termination of this Lease.
(B)If this Lease is terminated as provided above, or as permitted by law, the Tenant shall peaceably quit and surrender the Premises to the Landlord, and the Landlord may, without further notice, enter upon, re-enter, possess the same by summary proceedings, ejectment or other legal proceedings, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither the Tenant nor any person claiming through or under the Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Nothing herein contained shall limit or prejudice the right of the Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

(C)If the Landlord re-enters and obtains possession of the Premises, as provided in (B) above, following an Event of Default, the Landlord shall have the right, without notice, to repair or alter the Premises in such manner as the Landlord may deem necessary or advisable so as to put the Premises in good order and to make the same rentable, and shall have the right, at the Landlord’s option, to relet the Premises or a part thereof, and the Tenant shall pay to the Landlord on demand all reasonable expenses incurred by the Landlord in obtaining possession, and in altering, repairing and putting the Premises in good order and condition and in reletting the same, including actual out-of-pocket reasonable fees of attorneys and architects, and all other actual out-of-pocket expenses or commissions, and the Tenant shall pay to the Landlord upon the rent payment dates following the date of such re-entry to and including the date for the expiration of the Term of this Lease in effect immediately prior to such re-entry the sums of money which would have been payable by the Tenant as rent hereunder on such rent payment dates if the Landlord had not re-entered and resumed possession of the Premises, deducting only the net amount of rent, if any, which the Landlord shall actually receive (after deducting from the gross receipts the actual out-of-pocket expenses, costs and payments of the Landlord which in accordance with the terms of this Lease would have been borne by the Tenant) in the meantime from and by any reletting of the Premises, and the Tenant shall remain liable for all sums otherwise due and payable by the Tenant under this Lease, including but not limited to the expenses of the Landlord aforesaid, as well as for any deficiency aforesaid, and the Landlord shall have the right from time to time to begin and maintain successive actions or other legal proceedings against the Tenant for the recovery of such deficiency, expenses or damages or for a sum equal to any Basic Rent payment and Additional Rent then due and owing. The obligation and liability of the Tenant to pay the Basic Rent and Additional Rent shall survive the commencement, prosecution and termination of any action to secure possession of the Premises. Nothing herein contained shall be deemed to require the Landlord to wait to begin such action or other legal proceedings until the date when this Lease would have expired had there not been an Event of Default.
(D)The Tenant hereby waives all right of redemption to which the Tenant or any person under it may be entitled by any law now or hereafter in force. The Landlord’s remedies hereunder are in addition to any remedy allowed by law.
(E)In the event of any breach or threatened breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary dispossess proceedings, and other remedies were not provided for in this Lease. During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all money payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Premises. In such event, Tenant waives its right in such proceedings to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.
Section 12.03. Default by Landlord. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of notice by Tenant to

Landlord specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion.
Section 12.04. Expense of Litigation. If either party incurs any expense, including reasonable attorneys’ fees, in connection with any action or proceeding instituted by either party by reason of any default or alleged default of the other party hereunder, or pursuant to the provisions of this Lease, the party prevailing in such action or proceeding shall be entitled to recover its said reasonable expense from the other party.
ARTICLE XIII
Common Areas
Section 13.01. Definition. All areas within the exterior boundaries of the Property which are not now or hereafter held for lease or occupation by Landlord or used by other persons entitled to occupy floor space on the Property, including, without limiting the generality of the foregoing, parking areas, driveways, truckways, delivery passages, loading docks, sidewalks, ramps, landscaped and planted areas, exterior stairways, bus stops, retaining walls, restrooms not located within the premises of any tenant and serving more than one (1) tenant, their respective employees and invitees, and other areas and improvements provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, shall be deemed “Common Areas.” Landlord may make changes at any time and from time to time in the size, shape, location, number and extent of the Common Areas or any of them, to provide additional leasing area, and no such change shall entitle Tenant to any abatement of rent.
Section 13.02. Use. Tenant and its employees and invitees shall be entitled to use the Common Areas during the Lease Term, in common with Landlord and with other persons authorized by Landlord from time to time to use such areas, subject to such reasonable rules and regulations relating to such use as Landlord may from time to time establish.
Section 13.03. Control by Landlord. (A) Landlord shall operate, manage, equip, police, light, repair and maintain the Common Areas in such manner as Landlord may in its sole discretion determine to be appropriate and in compliance with the requirements of applicable Condominium Documents (as hereinafter defined). Landlord may temporarily close any Common Area for repairs or alterations, to prevent a dedication thereof or the accrual of prescriptive rights therein, or for any reason deemed reasonably necessary by Landlord.
(B)Landlord shall at all times during the Term of this Lease have the sole and exclusive control of the automobile parking areas, driveways, entrances and exits and the sidewalks and pedestrian passageways and other Common Areas, and may at any time and from time to time during the Term hereof restrain any use or occupancy thereof except as authorized by the rules and regulations for the use of such areas established by Landlord from time to time. The rights of Tenant in and to the Common Areas shall at all times be subject to the rights of Landlord and the other tenants of Landlord on the Property to use the same in common with

Tenant, and Tenant shall keep said areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation. If in the opinion of Landlord unauthorized persons are using any of said areas by reason of the presence of Tenant on the Property, Tenant, upon written demand of Landlord, shall undertake commercially reasonable efforts to restrain such unauthorized use by appropriate action. Nothing herein shall affect the right of Landlord at any time to remove any such unauthorized person from the Common Areas or to prohibit the use of any said areas by unauthorized persons.
(C)All of Tenant’s employees shall be prohibited from parking their vehicles on Landlord’s property during the term of this Lease and any extension hereof and Tenant shall all at all times provide off-site parking for its employees, and Tenant shall enforce such prohibition of its employees parking on Landlord’s property. Notwithstanding the foregoing, Tenant’s manager(s) shall not be required to park offsite. The identity of the Tenant’s manager(s) shall be submitted to Landlord for informational purposes.
(D)Tenant will employ a parking lot attendant that will be present at the Premises at all times that Tenant is open for business. In addition, Tenant shall have security personnel present at the Premises at all times that Tenant is open for business. Tenant shall also schedule deliveries for dates and times to minimize impact to other Tenants at the Property.
(E)In the event that Landlord has a good faith belief that there is congestion in Landlord’s parking lot, which is directly attributable to Tenant, Landlord may provide written notice to Tenant of said congestion issues and Tenant shall endeavor to alleviate the congestion utilizing any means or methods that it deems appropriate. In the event that Landlord has a good faith belief that Tenant has failed to remedy the congestion in Landlord’s parking lot after written notice, principals for Landlord and Tenant shall meet to attempt to reach an agreed upon resolution within thirty (30) days after request by either Tenant or Landlord.
Section 13.04. Common Area Costs. Tenant agrees to pay as provided below, as Additional Rent, Tenant’s Proportionate Share of all actual costs and expenses of every kind and nature as may be paid or incurred by Landlord during the Term (including appropriate reserves) in operating, managing, insuring, equipping, lighting, repairing and maintaining the Common Areas and in providing such security protection and fire protection for the Property as Landlord deems necessary, as determined in accordance with prudent accounting principles and allocated to any particular Lease Year on the accrual method of accounting. Such costs and expenses shall include, but shall not be limited to: general maintenance and repairs, resurfacing, striping and cleaning of the parking and driveway areas; snow removal; cleaning and repair of sidewalks, curbs, elevated walkways, stairways; maintenance and repair of the landscaping and the irrigation systems; maintenance and repair of the Property signs and the directional signs; maintenance and repair of the lighting systems in the parking and walkway areas; janitorial services in Common Areas; maintenance and repair of the storm drainage and sanitary sewer systems; maintenance and repair of the foundation, the roof, the exterior walls, the demising walls (i.e. walls separating Property tenants), sprinklers, the steel structure and load bearing walls; trash disposal; maintenance and repair of utility systems; the cost of water service to the Property (exclusive of the individual premises leased to tenants of the Property); the cost of electricity for lighting in the public areas; the wages and related payroll costs of personnel employed by Landlord to implement such services; premiums for Landlord’s public liability, property damage, fire and extended coverage insurance, and rental income insurance for the entire Property and any adjacent easement or license areas and all improvements therein; fees for required licenses and permits; supplies; and administrative costs equal to [***] ([***]%) percent of the Annual Basic Rent and common charges associated with the Condominium, if any. Landlord shall not be liable in damages or otherwise for any failure or interruption of any Common Area services being furnished the Property, and no such failure or interruption shall entitle Tenant to terminate this Lease. The slab, if any, within the Tenant’s Premises shall not be deemed a Common Area and shall be repaired by Landlord at Tenant’s sole cost and expense to be paid as provided in Section 6.01. Common Area Costs shall not include: (i) expenses for which the Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise); (ii) expenses incurred in leasing or procuring tenants (including, without limitation, lease commissions, legal expenses, and expenses of renovating space for tenants); (iii) legal expenses arising out of disputes with tenants or the enforcement of the provisions of any lease of space in the Building; (iv) interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; (v) costs of any work or service performed for or facilities furnished to a tenant at the tenant’s cost; (vi) costs of capital improvements, repairs or replacements in excess of the annual amortized cost thereof over its useful life, and depreciation; (vii) the amount of lease concessions and work letters given by Landlord to new tenants or occupants in the Building; all amounts paid to affiliates, subsidiaries or parent companies of Landlord to the extent that such amounts exceed those that would be payable to an unrelated party for similar services or materials; (viii) costs incurred in correcting any defects in construction of the Building or in connection with new construction in the Building (i.e., adding or deleting buildings); (ix) intentionally omitted; (x) to the extent any expense or cost is otherwise attributable to or which may be included in another property of Landlord; (xi) costs of refinancing any present or future mortgage; (xii) expenses incurred by Landlord in connection with furnishing services or providing other benefits which are not available to Tenant, but which are provided to other tenants or occupants in the Building; (xiii) costs incurred in connection with the transfer of Landlord’s interest; (xiv) overtime costs incurred as a result of another tenant or occupant in the Building to the extent that Landlord is entitled to be reimbursed for the same; (xv) costs of performing surveys of other tenants’ or occupants’ electrical usage, even if Landlord is not reimbursed therefor by such other tenants or occupants; (xvi) expenses resulting from the negligence or act or omission of Landlord or any other tenant or occupant in the Building, or their respective agents, servants, employees, contractors, licensees or invitees; (xvii) any bad debt loss, rent loss, or reserves for bad debts or rent loss in excess of [***]%; (xviii) fines, penalties and interest, and any costs, fees and expenses attributable to a violation by Landlord or any other tenant or occupant in the Building, or their respective agents, servants, employees, contractors, licensees or invitees; (xix) any amounts for which Landlord is reimbursed by insurance (or should have been reimbursed by insurance), or directly from other tenants or occupants, or from any other source, or refunded or indemnified;(xx) costs separately billed to other tenants or occupants in the Building; (xxi) intentionally omitted; (xxii) excess insurance premiums covering the Common Areas and/or the Building occasioned by the extra hazardous use or activities of other tenants or occupants in the Building; (xxiii) damages recovered by a tenant or occupant in the Building due to violation by Landlord of any of the terms and conditions of any lease or other agreement in the Building; (xxiv) intentionally omitted; (xxv) lease takeover or termination costs incurred by Landlord in connection with any lease or other agreement in the Building; (xxvi) the costs of installing an observatory, broadcast facility, telecommunications facility, theater, auditorium, luncheon club, athletic or recreational club, child care facility, or cafeteria or dining facility; (xxvii) any compensation paid to clerks, attendants or other persons working in or managing commercial concessions operated by Landlord or any affiliate of Landlord; (xxviii) (intentionally omitted); (xxix) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify another tenant or occupant of the Building pursuant to a lease or otherwise; (xxx) costs of tools and equipment used initially in the construction, operation, repair and maintenance of the Building; (xxxi) attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration resulting from any tort liability on the part of Landlord and the amount of such settlement or judgment; (xxxii) Landlord’s general corporate overhead and general administrative expenses; (xxxiii) costs of sculpture, paintings, or other objects purporting to be art; (xxxiv) charitable and political contributions made by Landlord; (xxxv) costs of purchasing any air or development rights; sewer or water “tap-in” or connection fees payable in connection with the initial occupancy of any tenant or occupant; (xxxvi) intentionally omitted; (xxxvii) intentionally omitted; (xxxviii) intentionally omitted; (xxxix) any other costs or fees to the extent in excess of prevailing and commercially competitive and reasonable rates; and (xl) any other expenses which, under generally accepted accounting principles consistently applied, would not be treated as a normal and ordinary repair or maintenance. In the calculation of operating expenses and Common Area Costs, it is understood that no expense shall be charged more than once, including, without limitation, any service that is included in the charges for the common charges associated with the Condominium.
Once Landlord shall have finally determined said Common Area Costs at the expiration of a Lease Year and delivered a written notice or statement thereof, then Tenant shall only be entitled to dispute said charge as finally established for a period of six (6) months after such charge is finally established and written notice or statement thereof is provided to Tenant, and Tenant specifically waives any right to dispute any such charge at the expiration of said six month period. If it is determined that Landlord overcharged Tenant by more than [***] percent ([***]%) of the actual Common Area Costs, then Landlord shall reimburse Tenant’s actual and reasonable out-of-pocket audit charges. In no event may Tenant use an auditor compensated by a contingent fee.
Section 13.05. Proportionate Payment. Prior to the commencement of each Lease Year, Landlord shall give Tenant a written estimate of Tenant’s share of such Common Area Costs for the ensuing Lease Year. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within one hundred sixty (160) days after the end of each calendar quarter, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs and expenses incurred by Landlord for the operation and maintenance of the Common Areas during such Lease Year, and the parties shall promptly make any payment or allowance necessary to adjust Tenant’s estimated payment to Tenant’s actual Proportionate Share of Common Area Costs as shown by such quarterly statement.

ARTICLE XIV
Signs and Lighting
Section 14.01. Exterior Sign. Tenant will be permitted to install an exterior sign on the Premises, with the location, size and materials to be used for such sign to be reasonably acceptable to Landlord and shall, in all events, comply with the specifications promulgated by the Landlord for the building in which the Premises are located. Tenant shall obtain, at Tenant’s sole cost and expense, any and all permits and approvals required by any governmental authority for Tenant’s signage, provided, however, that Landlord consents to the signage as set forth on Exhibit D attached hereto.
Section 14.02. Prohibited Activities. Tenant shall not, without Landlord’s prior written consent, do any of the following:
(A)Install or affix any exterior lighting or plumbing fixtures, shades, awnings, or exterior decorations (including exterior painting).
(B)Install or affix any exterior window or door signs, placards or the like.
(C)Obstruct any area outside the exterior walls of the Premises.
(D)Cause or permit to be used any advertising materials or methods at the Premises which are reasonably objectionable to Landlord or to other tenants of the Property, including, without limiting the generality of the foregoing, loudspeakers, mechanical or moving display devices, unusually bright or flashing lights and similar devices the effect of which may be seen or heard outside the Premises.
Section 14.03. Maintenance. Tenant shall at all times maintain its windows, doors and signs in a neat, clean and orderly condition. If, as to any exterior sign, Tenant shall fail to do so after five (5) days’ written notice from Landlord, Landlord may repair, clean or maintain such exterior sign and the cost thereof shall be payable by Tenant to Landlord within ten (10) days after written demand as Additional Rent.
ARTICLE XV
Security Deposit
Section 15.01. Tenant has deposited with Landlord the sum stipulated in the Basic Lease Provisions, as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease (after notice and the expiration of any applicable cure period), including but not limited to the provisions relating to the payment of Basic Rent and Additional Rent, Landlord may use, apply or retain all or any part of this security deposit for the payment of any Basic Rent or Additional Rent or other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall within five (5) days after written demand therefor deposit cash with Landlord in amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be an Event of Default under this Lease. Landlord shall not be required to keep this security deposit separate from its funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) at the expiration of the Term.
In the event of the insolvency of Tenant or in the event of the entry of a judgment in bankruptcy in any court against Tenant which is not discharged within thirty (30) days after entry, or in the event a petition is filed by or against Tenant under any chapter of the bankruptcy laws of the State of New Jersey or the United States of America, then and in such event Landlord may require the Tenant to deposit additional security in an amount which in Landlord’s sole judgment would be sufficient to adequately assure Tenant’s performance of all of its obligations under this Lease, including all payments subsequently accruing. Failure of Tenant to deposit the security required by this Section within ten (10) days after Landlord’s written demand shall constitute a material breach of this Lease by Tenant.
The security deposit is being made by means of an irrevocable “evergreen” letter of credit, which shall be in form and substance, and drawn on a bank which is a member of the New York clearinghouse, satisfactory to Landlord. It shall have a final expiry of not less than six (6) months after the Expiration Date.
In the event that the “Guarantor Loan” (hereinafter defined) shall be accepted by Landlord, then, provided that Tenant shall not be in default in the performance or observance of any of its obligations hereunder, not later than ninety (90) days after the Rent Commencement Date, the security deposit shall be reduced by an amount equal to two (2) months Basic Rent and a new letter of credit, in such reduced amount (but otherwise conforming to the provisions hereof) shall be substituted therefor.
As the Basic Rent increases throughout the Term, the amount of the security shall be increased accordingly, so that Landlord shall at all times have a security deposit letter of credit in an amount equal to ten (10) or twelve (12) months Basic Rent, as the case may be.
ARTICLE XVI
General Provisions
Section 16.01. Estoppel Statement. (A) Each party shall at any time and from time to time upon not less than ten (10) days’ prior written notice from the other execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the Basic Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed, and any other information regarding this Lease or the Premises, or the use thereof, which the requesting party shall reasonably require. Any such statement may be relied upon by a prospective purchaser or encumbrancer of the Premises or of all or any portion of the real property of which the Premises are a part.
Section 16.02. Transfer of Landlord’s Interest. In the event of any transfer or transfers of Landlord’s interest in the Premises or of all or any portion of the real property of which the Premises are a part, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of the Landlord accruing from and after the date of transfer. All of the provisions of this Lease shall bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.
Section 16.03. Floor Area. “Floor Area” as used in this Lease means, with respect to the Premises and with respect to each store or office that is separately leased, the aggregate of (a) the number of square feet of floor space on all floor levels, include mezzanines and office space, measured from the exterior of any wall abutting the Common Area or any portion thereof and from the center line of walls which are common walls for Floor Area on the Property which may be leased to tenants; and (b) all outside selling areas used for the sale of merchandise by tenants, if any. No deduction or exclusion from Floor Area shall be made by reason of columns, stairs, or other interior construction or equipment.
Section 16.04. Separability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect.
Section 16.05. Delinquency Service Charge. Anything in this Lease to the contrary notwithstanding, at Landlord’s option, Tenant shall pay a “Delinquency Late Charge” of [***] ([***]%) percent of any installment of Basic Rent or Additional Rent paid more than five (5) days after the due date thereof for each monthly period or portion thereof that the same remains unpaid, such Delinquency Late Charge to cover the extra expense involved in handling delinquent payments. Further, such Delinquency Late Charge shall be payable on the first day of the month next succeeding the month during which such Delinquency Late Charges become payable as additional rent, together with interest on the amounts overdue from the date on which they become due and payable computed at the rate of [***] ([***]%) percent per annum.
Section 16.06. Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
Section 16.07. Headings. The Article and Section options contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.
Section 16.08. Incorporation of Prior Agreements; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no agreement or understanding or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.
Section 16.09. Brokers. The parties warrant that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than the Real

Estate Broker specified in the Basic Lease Provisions. The parties agree to indemnify and hold the other party and its mortgagees, if any, harmless from any and all claims of other brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant.
Section 16.10. Waivers. No waiver by Landlord of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant, whether or not similar to the act so consented to or approved.
Section 16.11. Recording. Neither this Lease, nor any memorandum or “short form” thereof, may be recorded.
Section 16.12. Liens. Except as specifically set forth herein, Tenant shall not do any act, or make any contract, which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord or any ground or underlying lessor in any portion of the Premises. If, because of any act or omission (or alleged act or omission) of Tenant, any construction lien claim or other lien (collectively “Lien”), charge, or order for the payment of money or other encumbrance shall be filed against Landlord and/or any ground or underlying lessor and/or any portion of the Premises (whether or not such Lien, charge, order, or encumbrance is valid or enforceable as such), Tenant shall, at its own cost and expense, cause same to be discharged of record or bonded within thirty (30) days after the filing thereof; and Tenant shall indemnify and save harmless Landlord and all ground and underlying lessor(s) against and from all costs, liabilities, suits, penalties, claims, and demands, including reasonable counsel fees, resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such Lien, charge, order or encumbrance, and Tenant agrees to reimburse Landlord for all costs, expenses and other sums of money in connection therewith (as additional rental) with interest at the maximum rate permitted by law promptly upon demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment from same.
Section 16.13. Subordination. This Lease shall be subordinate to any first mortgage or first deed of trust that may exist or hereafter be placed upon the Property or any part thereof and to any and all advances to be made thereunder and to the interest thereon and to all renewals, replacements and extensions thereof. Tenant shall, within ten (10) days after written demand by Landlord execute such instruments as may be required at any time and from time to time to subordinate the rights and interest to Tenant under this Lease to the lien of any such mortgage or deed of trust, or, if requested by Landlord, to subordinate any such mortgage or deed of trust to this Lease. Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage or deed of trust, attorn to the purchaser upon foreclosure sale or sale under power of sale, and shall recognize such purchaser as Landlord under this Lease.

Section 16.14. Fixtures and Personal Property. Any trade fixtures, signs and other personal property of the Tenant not permanently affixed to the Premises shall remain the property of the Tenant and the Landlord agrees that the Tenant shall have the right, provided the Tenant be not in default under the terms of this Lease beyond all applicable notice and cure periods, at any time, and from time to time, prior to the expiration or termination of the Term of this Lease, to remove any and all of its trade fixtures, signs and other personal property which it may have stored or installed in the Premises, including but not limiting the same to counters, shelving, showcases, mirrors and other movable personal property. The Tenant at its expense shall immediately repair any damage occasioned to the Premises by reason of the removal of any such trade fixtures, signs, and other personal property, and upon the last day of the Term or a date of earlier termination of this Lease, shall leave the Premises in a neat and clean condition, free of debris.
All permanent improvements to the Premises by the Tenant, including but not limited to, lighting fixtures, floor covering and partitions, but excluding trade fixtures and signs, shall become the property of Landlord upon expiration or earlier termination of this Lease. Unless directed otherwise by Landlord solely with respect to Special Alterations (as hereinafter defined), Tenant shall have no obligation to remove any alterations in the Premises upon the expiration or sooner termination of this Lease. For purposes of this Lease, “Special Alterations” shall mean items such as kitchens, vaults, raised or reinforced flooring or other items which are unusually difficult or expensive to remove (but specifically excluding any private restrooms that Tenant may install in connection with Tenant’s initial occupancy of the Premises). Landlord shall advise Tenant if any alteration is a Special Alteration at the time of Landlord’s consent to such alteration.
Section 16.15. Quiet Enjoyment. The Landlord covenants that if, and so long as, the Tenant pays the Basic Rent and Additional Rent as herein provided, and performs the covenants hereof, the Landlord shall do nothing to affect the Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease, the Condominium Documents (hereinafter defined) and to any mortgage or deed of trust to which this Lease shall be subordinate.
Section 16.16. Intentionally omitted.
Section 16.17. Holding Over. If the Tenant shall remain in the Premises after the expiration of the Term without having executed and delivered a new lease or extension/renewal agreement with the Landlord, such holding over shall not constitute a renewal or extension of this Lease. The Landlord may, at its option, elect to treat the Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all the remedies against the Tenant provided by law in that situation, or the Landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, except as to duration thereof, and in that event the Tenant shall pay Monthly Basic Rent and Additional Rent in advance at the rate as provided for by law, but in no event less than the rate provided herein for the last month of the Term.
Section 16.18. Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent and Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Basic Rent and Additional Rent, nor shall any endorsement or statement on any check, any letter accompanying any check or payment as Basic Rent and Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy in this Lease provided.
Section 16.19. No Partnership. It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, or of any association between Landlord and Tenant, or cause Landlord to be responsible in any way for the debts or obligations of Tenant, and neither the method of computing Basic Rent and Additional Rent nor any other provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of Landlord and Tenant.
Section 16.20. No Option. The submission of this Lease or examination does not constitute a reservation of, or option for, the Premises, and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.
Section 16.21. Personal Liability. Notwithstanding anything to the contrary provided in this Lease, it is understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this Section, collectively referred to as “Landlord”), with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever. A deficit capital account in Landlord shall not be deemed an asset or property of Landlord. The foregoing limitation of liability shall be noted in any judgment secured against Landlord and in the judgment index.
Section 16.22. Intentionally omitted.
Section 16.23. Corporate Authority. If Tenant is a corporation, the persons executing this Lease on behalf of Tenant hereby covenant and warrant that (i) they are duly authorized by appropriate resolution and/or the articles and by-laws of said corporation to execute this Lease and thereby bind Tenant to all the terms and conditions thereof, (ii) Tenant is a duly qualified corporation and all steps have been taken prior to the execution of this Lease to qualify Tenant to do business in the state where the Property is situated, (iii) all franchise and corporate taxes have been paid as of the date of execution, and (iv) all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.
Section 16.24. Complete Agreement. The parties hereby affirm that this Lease contains all of the terms and conditions of the agreements between Landlord and Tenant and that there are no warranties expressed or implied by Landlord or Tenant not set forth in writing herein. This Lease may be executed in several counterparts; but the counterparts shall constitute but one and the same instrument.

Section 16.25. Sidewalk Obstructions. Tenant shall not obstruct vestibule areas outside of Tenant’s doors, the sidewalks adjacent to the Premises or any portion of the Common Areas with any item, including without limitation, newspaper racks, freestanding sign holders, bicycle stands, vending machines, weighing machines, amusement rides, merchandise of any kind, and/or boxes, trash or other debris.
Section 16.26. Waiver of counterclaims. If Landlord commences any summary proceedings against Tenant, Tenant shall not, and hereby waives the right to, interpose any counterclaim in any such proceeding other than mandatory counterclaims.
Section 16.27. Prohibited Person. Each party represents and warrants that (i) neither such party nor any person, group or entity who owns any direct or indirect beneficial interest in such party or any of them, is listed on the list maintained by the Unites States Department of the Treasury, Office of Foreign Assets Control (commonly known as the OFAC List) or otherwise qualifies as a terrorist, Specially Designated National and Blocked Person or a person with whom business by a United States citizen or resident is prohibited (each a “Prohibited Person”); neither such party nor any person, group or entity who owns any direct or indirect beneficial interest in such party or any of them is in violation of any to anti-money laundering or anti- terrorism statute, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56 (commonly known as the USA PATRIOT Act), and the related regulations issued thereunder, including temporary regulations, and Executive Orders (including, without limitation, Executive Order 13224) issued in connection therewith, all as amended from time to time; and (iii) neither such party nor any person, group or entity who owns any direct or indirect interest in such party is acting on behalf of a Prohibited Person. Each party shall indemnify and hold the other harmless from and against all claims, actual damages, actual losses, risks, liabilities and actual costs (including fines, penalties and legal costs) arising from any misrepresentation in this paragraph or the other party’s reliance thereon. The parties’ obligations under this paragraph shall survive the expiration or sooner termination of the term of this Lease.
Section 16.28. Force Majeure. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Basic Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure. Force Majeure shall mean and include those situations beyond Landlord’s or Tenant’s control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds.
Section 16.29. Waiver of Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

Section 16.30. Limitation on Damages. Notwithstanding any other provisions in this Lease, in no event shall Landlord be liable for any special, consequential, incidental or punitive damages.
ARTICLE XVII
Condition of Premises
Section 17.01. Condition of Premises. Tenant hereby acknowledges to Landlord that the Premises is being delivered with Landlord’s Work substantially complete and that otherwise Tenant is leasing the Premises during the Term in its “AS IS” condition and Landlord makes no representation with respect thereto. Landlord shall promptly after the date hereof perform the work described in Exhibit C which is annexed hereto and made a part hereof (“ Landlord’s Work”) at Landlord’s sole cost and expense.
ARTICLE XVIII
ISRA Compliance
Section 18.01. Tenant acknowledges the existence of environmental laws, rules and regulation, including but not limited to the provisions of ISRA, as hereinafter defined. Tenant shall comply with any and all such laws, rules and regulations as applicable to the Premises. Tenant represents to Landlord that Tenant’s Standard Industrial Classification (SIC) Number as designated in the Standard Industrial Classification Manual prepared by the Office of Management and Budget in the Executive Office of the President of the United States will not subject the Premises to ISRA applicability. Any change by Tenant to an operation with an SIC Number subject to ISRA shall require Landlord’s written consent. Any such proposed change shall be sent in writing to Landlord sixty (60) days prior to the proposed change. Landlord, at its sole option, may deny consent.
Tenant agrees not to generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances. As used herein, Hazardous Substances shall be defined as any “hazardous chemical,” “hazardous substance” or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the New Jersey Industrial Site Recovery Act, as amended, N.J.S.A. 13:1K-6 et seq. and/or the Industrial Site Recovery Act (“ISRA”), the New Jersey Spill Compensation and Control Act, as amended, N.J.S.A. 58:10- 23.11b, et seq., any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection. It is understood and agreed that the provisions contained in this Section shall be applicable notwithstanding the fact that any substance shall not be deemed to be a Hazardous Substance at the time of its use by the Tenant but shall thereafter be deemed to be a Hazardous Substance.
Tenant agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. In addition, prior to the expiration of the Term, Tenant agrees to make such applications as are required to comply with ISRA in connection with closing, terminating or transferring operations or sale of the property or business entity of Landlord. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Premises including but not limited to state agency fees, engineering fees, clean-up costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant agrees to indemnify and hold Landlord harmless from any violation of ISRA occasioned by Tenant’s use of the Premises, including reasonable counsel fees and costs of litigation.
Notwithstanding anything contained herein to the contrary, Tenant shall be permitted to keep small quantities of normal supplies which are used in connection with Tenant’s business and normal cleaning supplies and copier supplies, even though they may be Hazardous Substances, provided the same are properly stored, handled and disposed of in full compliance with all environmental laws.
In the event Tenant fails to comply with ISRA as stated in this Section as of the termination or sooner expiration of the Lease and as a consequence thereof Landlord is unable to rent the Premises, then the Landlord shall treat the Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all remedies against the Tenant provided by law in that situation, including Monthly Basic Rent of [***] ([***]%) percent of the Monthly Basic Rent for the last month of the Term or any renewal term, payable in advance on the first day of each month, until such time as Tenant provides Landlord with a no further action letter or confirmation that any required clean-up plan has been successfully completed.
Landlord shall deliver the Premises to Tenant free of all hazardous materials and in compliance with environmental laws. If Tenant discovers any hazardous materials in the Premises that are not brought into the Premises by Tenant (or its agents, contractors, employees or invitees), Landlord shall remediate such hazardous materials so that the same are in compliance with laws at Landlord’s sole cost and expense (and not chargeable to Tenant as an operating expense). Additionally, if Tenant cannot occupy the Premises during any such remediate, the Basic Rent and Additional Rent shall be abated during such time period.
ARTICLE XIX
Landlord’s Reserved Right
Section 19.01. Landlord reserves the right, during the Term of this Lease as the same may be extended, to modify, at Landlord’s sole cost and expense, or construct, new store fronts, to include architectural variations on that which now exist pursuant to this Lease.

ARTICLE XX
Approvals
Section 20.01. Tenant shall at Tenant’s sole cost and expense apply for and obtain a Certificate of Compliance, Certificate of Occupancy or Certificate of Continued Occupancy, as appropriate, from the municipality of Rochelle Park. Tenant shall provide Landlord with a copy of all such applications and further shall furnish Landlord with a copy of such certificate when issued.
ARTICLE XXI
Guarantor’s Loan
Section 21.01. The Landlord may, at its option, require Tenant’s Guarantor or its affiliate to pay off Landlord’s existing mortgage on the Property, or otherwise to make a $4,500,000.00 non-recourse loan (the “Guarantor’s Loan”) to Landlord subject to the terms and conditions agreed upon in the Limited Recourse Promissory Note and Mortgage, Security Agreement, Assignments of Leases and Rents and Fixture Filing entered into by the parties. In such event, the grantor of such loan shall have a first priority lien on the Property. The documents evidencing the Guarantor’s Loan, completed other than dates and signatures, are annexed hereto as Exhibit E, and the closing on such loan may occur in accordance with the terms of the Loan documents, but not later than 60 days after the Rent Commencement Date. Payments under the loan shall be offset against payments of Basic Rent and Additional Rent hereunder, with any deficiency in favor of Landlord paid monthly on the date due. In the event that the closing of Guarantor’s Loan shall fail timely to occur, Landlord shall, in addition to all other rights and remedies, have the right to terminate this Lease upon notice to Tenant.
ARTICLE XXII
Option Period
Section 22.01. It is agreed that, during the period when Tenant is attempting to obtain its approval from the New Jersey Department of Health, as discussed hereinabove, neither party will enter into negotiations to lease premises in Rochelle Park to any third party for use as a medical marijuana facility as long as Tenant is pursuing such approval diligently and in good faith. In consideration for such forbearance by Landlord, Tenant shall cause its Guarantor to pay to Landlord the sum of [***] ($[***]) Dollars, in advance, on the first day of each calendar month until the first to occur of (i) the cancellation of this Lease as contemplated in Section 2.01(B), or (ii) the date on which Tenant obtains its approval from the New Jersey Department of Health.
ARTICLE XXIII
Condominium Provisions
Section 23.01. Landlord and Tenant acknowledge that the Premises and Building are subject to a condominium regime pursuant to the terms of that certain Master Deed and By-Laws dated of event date herewith (including any documents ancillary thereto, collectively, the “Condominium Documents”).
Section 23.02. In the event that any provision of the Condominium Documents purporting to prohibit the use of the Premises for the permitted use set forth in the Basic Lease Provisions shall be asserted by any third party, and such prohibition shall be upheld by a court of competent jurisdiction, Landlord shall have the right to terminate this Lease upon not less than ninety (90) days’ notice, in which event this Lease and the Term shall expire on the date set forth therefor in Landlord’s notice as if such date were the date initially fixed as the Expiration Date.
Section 23.03. Landlord agrees that only such Operating Expenses shall be passed through to Tenant as set forth herein and no reimbursement shall be made on account of Landlord’s payment for a separate payment for Condominium common charges.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

174 ROCHELLE LLC (Landlord)

By:	/s/ Avak Uzatmaciyan
Name:	Avak Uzatmaciyan
Title:	Manager

GREENLEAF COMPASSION CENTER (Tenant)

By:	/s/ Francis Perullo
Name:	Francis Perullo
Title:	Chief Strategy Officer

IN WITNESS WHEREOF, the paities hereto have executed this Lease as of the day and year first above written.

174 ROCHELLE LLC (Landlord)

By:
Name:
Title:	Managing Member

GREENLEAF COMPASSION CENTER (Tenant)

By:	/s/ Francis Perullo
Name:	Francis Perullo
Title:	Chief Strategy Officer

EXHIBIT A
SITE PLAN OF PROPERTY

EXHIBIT B
RULES AND REGULATIONS
1.Keep the Premises and all show windows and signs and any loading dock and other areas allocated for the sole use of Tenant in good, neat and clean condition.
2.All garbage, refuse and rubbish shall be kept in such containers as are specified by Landlord, said containers shall be kept closed at all times, and shall be placed outside of the premises prepared for collection, in the manner and at the times, and places specified by Landlord and shall be removed at Tenant’s expense by a contractor approved by Landlord.
3.Not permit any act or practice which may tend to injure the Premises or the building of which the Premises forms a part or its equipment or be a nuisance to other tenants; nor keep merchandise on or obstruct the sidewalks or areas outside of the Premises; nor conduct or permit any fire, bankruptcy, auction or going-out-of-business sale; nor burn any rubbish in or about the Premises; nor change the exterior color of the Premises or the color, size, illumination or location of any sign previously approved by Landlord; nor install or employ any exterior lighting, shades, awnings or advertising device.
4.No aerial or other device for receiving radio or television programs shall be erected on the roof or exterior walls of the Premises, or within the Property without, in each instance, the written consent of Landlord. Any aerial or other device so installed without such written consent shall be subject to removal without notice at any time.
5.Keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.
6.Keep the outside areas immediately adjoining the Premises clean and free from snow, ice, dirt and rubbish, and not place or permit any obstructions or merchandise in any of such areas.
7.Not use nor permit the use of the plumbing facilities for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and from expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by tenant, who shall, or whose employees, agents or invitees shall have caused it. Any sink to be used for washing pots, pans, glasses or dishes must have a grease trap of sufficient size and it must be properly maintained on a regular basis. Any violation which results in clogged drains will be cleaned at Tenant’s expense.
8.Use, at Tenant’s cost, such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require, provided that the cost thereof is competitive with like contractors in the area of the Property.
9.Use, at Tenant’s cost, such window cleaning contractor as Landlord may direct, provided that the cost thereof is competitive with like contractors in the area of the Property.
10.Not use or permit the use of any portion of the Premises as sleeping or living quarters or for the keeping of any live animals, fish or birds.

11.Not use or permit the use of any pinball machines, electronic games or similar device in the Premises.
12.Intentionally omitted.
13.No buses shall be operated by any Tenant on this Property. No tickets shall be sold for bus trips to Atlantic City or any other destination. Should any tenant wish to charter or otherwise arrange for a bus to be present on the Property, he must first obtain written permission from the Landlord. The request for permission to have a bus enter the property should contain particulars of the bus’ operation noting as to its location of parking, picking up and discharging of passengers, and the like.
14.Any damage caused to the Premises or adjoining units by water spillage will be Tenant’s responsibility.
15.There will be no roof penetration without Landlord’s written permission.
16.Not permit any trailers, automobiles or other vehicles used or owned by Tenant, its agents, employees or customers to be left in the Common Areas after the normal business hours of the Property, nor allow any “for sale” signs or similar signs on any such cars within the Common Areas.
17.Tenant agrees to cause its invitees, employees, agents and contractors to smoke only in such portions of the Common Areas as Landlord from time to time designates for that purpose.

EXHIBIT C
LANDLORD’S WORK
1.Install new HVAC system.
2.Install dedicated 200 amp service.
3.Construct two (2) ADA-compliant bathrooms pursuant to plans to be submitted to Landlord for approval.

EXHIBIT D
PRE-APPROVED SIGNAGE

EXHIBIT E
GUARANTOR’S LOAN DOCUMENTS

EXHIBIT F
TENANT EXCLUSIVES
Landlord warrants and agrees that during the Term that it has not and will not, nor will any entity under common control with Landlord, enter into any lease, license agreement or other similar agreement affecting any premises in the Shopping Center (other than the Demised Premises) or any land contiguous to the Shopping Center which is owned or otherwise controlled by Landlord or a parent, subsidiary or affiliate of Landlord or in which any officer, partner, director or owner of Landlord has any interest (collectively, the "Restricted Property"), or otherwise sell, transfer or allow a possessory interest in the Restricted Property by Landlord or to any user, tenant, subtenant, assignee, licensee, concessionaire or other Occupant of the Restricted Property ("Restricted Property Occupant") to be used for the sale, rental and/or distribution, either singly or in any combination of (i) any daycare facility or similar facility involving the care of children; (ii) any vape or smoke shop; (iii) any cannabis related business; (iv) any CBD (cannabinoid oil or related cannabinoid oil products) related business, where such sales constitute greater than 25% of said business’ gross revenue; and/or (v) any other use that would reasonably interfere with the state license(s) for the Tenant’s business on the Premises ("Protected Items").